Exhibit 3.7.1

ARTICLES OF INCORPORATION

OF

BEECH HOLDINGS, INC.

We, the undersigned, incorporators, hereby associate ourselves together to form and establish a corporation for profit under the laws of the State of Kansas.

FIRST: The name of the Corporation is BEECH HOLDINGS, INC.

SECOND: The location of its principal place of business in this state is 9709 East Central, Wichita, Kansas.

THIRD: The location of its registered office in this state is 770 Fourth National Bank Building, Wichita, Kansas.

FOURTH: The name and address of its resident agent in this state is Dwight S. Wallace, 770 Fourth National Bank Building, Wichita, Kansas.

FIFTH: This Corporation is organized for profit and the nature of its business is:

(a) To acquire by purchase or otherwise, to hold, mortgage, pledge, sell, assign, transfer, exchange or otherwise dispose of shares of the capital stock, bonds or other securities or evidences of indebtedness created or issued by any other corporation; and while the owner or holder of any of such shares of stocks, bonds or other securities, to possess and exercise in respect thereof, all the right, powers and privileges of ownership.

(b) To acquire by purchase, subscription or otherwise, and to hold for investment or otherwise and to use, sell, assign, transfer, mortgage, pledge or otherwise deal with or dispose of stocks, bonds or any other obligations or securities of any corporation or corporations; to merge or consolidate with any corporation in such manner as may be permitted by law; to aid in any manner any corporation whose stocks, bonds or other obligations are held or in any manner guaranteed by this corporation, or in which this corporation is in any way interested; and to do any other acts or things for the preservation, protection, improvement or enhancement of the value of any such stock, bonds or other obligations, or to do any acts or things designed for any such purposes; and while owner of any such stocks, bonds or other obligations to exercise all the rights, powers and privileges of ownership thereof, and to exercise any and all voting powers thereon; to guarantee the payment of dividends upon any stock, or the principal or interest or both, of any bonds or other obligations and the performance of any contracts.

(c) To loan money on, finance, and in connection therewith to accept, receive, hold, assign and transfer, mortgages. contracts, notes and other evidences of indebtedness, title or security on all kinds of machinery, vehicles, mechanical devices, apparatus and appliances, including airplanes, helicopters and other aeronautical machines and devices, or any other article or articles of any kind or nature whatsoever, either alone or in connection with products of which they are a part.

(d) To carry on a general manufacturing and trading business, and in connection therewith, as principal, agent or otherwise, to manufacture, produce, buy, sell, license, lease, export, import and deal in goods, wares and merchandise of every class and description, and, without limiting the generality of the foregoing statement, to process materials for the purpose of producing chemicals and gases, to engineer, design, conduct research, develop, assemble, manufacture and prepare for use and sale and to buy, sell, lease, own or trade in aircraft, pilotless aircraft, guided missiles, projectiles, satellites, rockets, targets, drones, devices electronically controlled and operated, testing machinery and equipment of each and every nature and description, and generally to assemble, manufacture, buy, sell and trade in any and all parts and equipment of aircraft, pilotless aircraft, guided missiles, projectiles, satellites, rockets, targets, drones, devices electronically controlled and operated, testing machinery and equipment, and any parts or accessories used or useful in connection therewith, including gasoline, necular power, fuel and lubricants, agricultural machinery, machines, implements, apparatus, tools, appliances, devices and articles of every kind and description, and any and all tools, parts, appurtenances, accessories, supplies and materials belonging to or connected therewith, or that may be useful, convenient or incident to the manufacture, sale, maintenance or operation thereof; heating, cooling, refrigerating, ventilating and lighting machinery, machines, apparatus, appliances, devices and articles of every kind and description, and any and all tools, parts, appurtenances, accessories, supplies and materials belonging to or connected therewith, or that may be useful, convenient or incident to the manufacture, sale, maintenance or operation thereof; aircraft, automobiles, trucks, busses, boats and any and all other means of transportation or conveyance of persons or property by air, land or water, and any and all tools, parts, appurtenances, accessories, supplies and materials belonging to or connected therewith, or that may be useful, convenient or incident to the manufacture, sale, maintenance and operation thereof.

(e) To manufacture, produce, lay out, equip, furnish, buy, sell, license, lease, own, erect, manage, operate and maintain, as principal, agent or otherwise, every kind of facility, equipment and accessory necessary or useful in connection with or incident to air navigation, including aircraft, airports, hangars, landing fields, beacons, landing light systems, airdromes, mooring masts, wireless stations, radio and aircraft repair stations, and motors, gasoline, lubricants, materials, parts, accessories and equipment, necessary or useful in the construction, operation and maintenance of same.

(f) To transport and forward by air, land or water, goods, wares, merchandise, mail, money, bills, notes, bullion, packages, parcels and other movable property and passengers and, for such purposes, to establish routes by air, land or water, in and between the states, territories and possessions of the United States and foreign countries and any other places; to acquire, have, possess, and exercise all the powers, privileges, rights, and franchises necessary, appropriate or convenient for the aforementioned purposes, including all such as may be incident and proper for express carriers, forwarding carriers, common carriers or contract carriers of passengers or property by air, land or water.

(g) To act as financial, business, sales or purchasing agent, distributor, representative, attorney-in-fact, factor or broker for individuals, firms, associations, corporations, governments or governmental agencies.

(h) To improve, manage, develop, sell, assign, transfer, lease, mortgage, pledge or otherwise dispose of or turn to account or deal with all or any part of the property of the corporation and from time to time to vary any investment or employment of capital of the corporation.

(i) To borrow money, and to make and issue notes, bonds, debentures, obligations and evidences of indebtedness of all kinds, whether secured by mortgage, pledge or otherwise, without limit as to amount, and to secure the same by mortgage, pledge or otherwise; and generally to make and perform agreements and contracts of every kind and description.

(j) To the same extent as natural persons might or could do, to purchase or otherwise acquire and to hold, own, maintain, work, develop, sell, lease, exchange, hire, convey, mortgage or otherwise dispose of and deal in, lands and leaseholds, and any interest, estate and rights in real property, and any personal or mixed property, and any franchises, rights, licenses or privileges necessary, convenient or appropriate for any of the purposes herein expressed, either within the State of Kansas or without the State of Kansas.

(k) To apply for, obtain, register, purchase, lease or otherwise to acquire and to hold, own, use, develop, operate and introduce, and to sell, assign, grant licenses or territorial rights in respect to, or otherwise to turn to account or dispose of, any copyrights, trade marks, trade names, brands, labels, patent rights, letters patent of the United States or of any other country or government, inventions, improvements and processes, whether used in connection with or secured under letters patent or otherwise.

(l) To purchase, own and sell oil and gas leases and mineral rights, to develop, explore and operate properties for oil, gas and other minerals, and to purchase, own, equip, maintain, operate and sell refineries or other plants for the manufacture of any product of oil, gas or other minerals; to own, maintain and operate pipe lines for the transportation of oil, gas and other minerals and their by-products.

(m) To do all and everything necessary, suitable and proper for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers hereinbefore set forth, either alone or in association with other corporations, firms or individuals, and to do every other act or acts, thing or things incidental or appurtenant to or growing out of or connected with the aforesaid business or powers or any part or parts thereof, provided the same be not inconsistent with the laws under which the corporation is organised.

(n) The business or purpose of the corporation is from time to time to do any one or more of the acts and things hereinabove set forth, and it shall have power to conduct and carry on its said business, or any part thereof, and to have one or more offices, and to exercise any or all of its corporate powers and rights in the State of Kansas and in the various other states, territories, colonies and dependencies of the United States, in the District of Columbia and in all or any foreign countries in compliance with the laws thereof.

(o) The enumeration herein of the objects and purposes of this corporation shall be construed as powers as well as objects and purposes and shall not be deemed to exclude by inference any powers, objects or purposes which this corporation is empowered to exercise, whether expressly by force of the laws of the State of Kansas, now or hereafter in effect, or impliedly by the reasonable construction of the said laws.

SIXTH: The total amount of capital of this corporation is One Million dollars ($1,000,000.00), and the total number of shares into which it is divided is as follows:

One Million (1,000,000) shares common stock of the par value of One Dollar ($1.00) each.

Statement of Grant of Authority given to the Board of Directors:

The following provisions are inserted for the management of the business and for the conduct of the affairs of this corporation, and for further definition, limitation and regulation of the powers of this corporation and of its directors and stockholders:

(1) The number of directors of this corporation shall not be less than three nor more than nine, and any increase or decrease in the number of directors shall be determined by the Board of Directors, and such increase elected by the Board of Directors or by the stockholders at any annual or special meeting as shall be provided in the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

(2) The Board of Directors shall have power:

(a) Without the assent or vote of the stockholders, to make, alter amend, change, add to or repeal the by-laws of the corporation; to fix and vary the amount to be reserved as working capital; to authorize and cause to be executed mortgages and liens upon all the property of the corporation, or any part thereof; to determine the use and disposition of any surplus or net profits over and above the capital stock paid in, and to fix the times for the declaration and payment of dividends.

(b) To determine from time to time whether, and to what extent, and at what times and place, and under what conditions and regulations, the accounts and books of the corporation (other than the stock ledger), or any of them, shall be open to the inspection of the stockholders.

(3) The directors at their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest or for any other reason.

(4) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the statutes of Kansas, of this certificate and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

(5) No stockholder of the corporation shall have any preemptive or preferential right of subscription to any shares of any stock of the corporation, or to any obligation convertible into stock of the corporation, issued or sold, nor any right of subscription to any thereof other than such, if any, as the Board of Directors of the corporation in its discretion from time to time, may determine, and at such price as the Board of Directors from time to time may fix, pursuant to the authority hereby conferred by this certificate of incorporation, and the Board of Directors may issue stock of the corporation, or obligations either in whole or in part, to the stockholders of the corporation.

SEVENTH: The amount of capital with which this corporation will commence business is One Hundred Thousand Dollars ($100,000.00).

EIGHT: The names and places of residence (P. O. Address) of each of the incorporators:

Olive Ann Beech, Wichita, Kansas
Frank E. Hedrick, Wichita, Kansas
J. A. Elliott, Wichita, Kansas

NINTH: The term for which this corporation is to exist is ONE HUNDRED YEARS.

TENTH: The number of directors shall be not lees than three nor more than nine as may be determined by the Board of Directors.

IN TESTIMONY WHEREOF, We have hereunto subscribed our names this 20th day of April, 1962.

/s/ Olive Ann Beech

/s/ Frank E. Hedrick

/s/ J. A. Elliott

STATE OF KANSAS	)
	)	SS:
SEDGWICK COUNTY	)

Personally appeared before me, a Notary Public in and for Sedgwick County, Kansas, the above-named: Olive Ann Beech, Frank E. Hedrick and J. A. Elliott, who are personally known to me to be the same persons who executed the following instrument of writing, and duly acknowledge the execution of the same.

IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my official seal this 20th day of April, 1962.

Notary Public

My commission expires Sept. 18, 1963

OFFICE OF SECRETARY OF STATE

April 30, 1962

RECEIVED OF BEECH HOLDINGS, INC., and deposited in the State Treasury, fees on these Articles of Incorporation as follows:

April 30, 1962
Application fee	$25.00
Filing and Recording fee	$2.00
Capitalization fee	$550.00

Paul R. Shanahan
SECRETARY OF STATE

By:	James L. Galle
Assistant Secretary of State